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                                 EXHIBIT 99.2



                                      -8-
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                            PORTACOM WIRELESS, INC.
                      8055 W. Manchester Avenue, Suite 730
                        Playa del Rey, California  90293
                                 (310) 448-4140


FOR IMMEDIATE RELEASE
- ---------------------
July 18, 1996                                      Contact:  Douglas MacLellan
                                                       (310) 448-4140
VSE:  PCW
OTC:  PCWIF                                        http://www.portacom.com


                   PORTACOM WIRELESS ANNOUNCES AAT FINANCING;
                   AGREES TO ADJUST TERMS OF AAT ACQUISITION

Playa del Rey, CA -- PortaCom Wireless, Inc. announced that Asian American Telecommunications Corporation ("AAT") has completed a total of approximately US$25,000,000 (C$34,000,000) in financing for its telecommunications joint venture in Sichuan province, China. This AAT financing is comprised of an equity private placement of approximately US$15,000,000 and a US$10,000,000 convertible credit facility. These direct investments in AAT have been arranged in lieu of completing the Company's previously announced US$20 million private placement.

Further to the Company's news release of May 28, 1996, the Company announced that it has agreed to adjust the terms of its acquisition agreement with AAT to take into account the above described financing. As a result, the Company has agreed, subject to certain approvals and conditions, to issue 38.0 million common shares to the current AAT shareholders plus up to an additional 12.5 million common shares to the new AAT investors. This will result in the Company having approximately 62.6 million primary shares outstanding, or approximately
72.3 million shares on a fully diluted basis. The fully diluted shares include approximately 6.3 million new warrant shares to be issued in exchange for warrants held by new AAT investors. The revised acquisition agreement calls for AAT to fund its own operating expenses, contractual obligations and other liabilities until the acquisition closes. The Company expects the acquisition of AAT to be closed during the third or fourth quarter of 1996.

Further to the Company's announcement dated October 20, 1995, the Company announces that it has terminated two pending acquisitions that had not yet received regulatory approval, thereby eliminating the potential issuance of approximately 3.1 million new shares.

In addition, during the interim period prior to the closing of the AAT acquisition, Max E. Bobbitt, Lawrence A. McLernon and Larry E. Wolfe have agreed to resign from their respective positions with the Company in order to focus all of their professional efforts with AAT on the development of new and existing joint venture projects in China. Upon the closing of the acquisition, Messrs. Bobbitt, McLernon and Wolfe have also agreed to enter into employment agreements for minimum three-year terms to operate the combined PortaCom/AAT enterprise as Chairman and CEO, President and COO, and Executive Vice President and CFO, respectively.

Mr. Bobbitt, President and CEO of AAT, retired from ALLTEL Corporation in 1995. ALLTEL is a NYSE and Fortune 500 telecommunications and information services company. During his twenty-

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PortaCom Wireless
News Release
July 18, 1996
Page 2 of 2


four year career with ALLTEL, Mr. Bobbitt served as a director and held various executive officer positions including President, COO and CFO. Additionally, Mr. Bobbitt currently serves as a director of WorldCom, Inc., the fourth-largest long distance company in the United States.

Mr. McLernon is the founding partner and Senior Managing Director of McLernon & Associates, Ltd. ("M&A"), a business development and management consulting firm located in Columbus, Ohio. He is also a co-founder and former CEO of LiTel Telecommunications (now LCI International, Inc.), a long distance service provider. Under Mr. McLernon's direction and leadership, LiTel/LCI grew from a pure start-up venture to over $250 million in revenues and was one of the first companies to build and operate a fiber optic network for long distance transmissions.

Mr. Wolfe is a Managing Director of M&A and was a co-founder of LiTel. He served as Chief Financial Officer of LiTel/LCI from its inception through late 1993 and was responsible for financings totaling over $1 billion, including an initial public offering and a subsequent preferred stock offering.

AAT and China Huaneng Technology Development Corporation ("China Huaneng") have entered into a joint venture named Huaneng American Telecom Co., Ltd. ("HAT"). HAT has entered into a Network System Cooperation Contract with China United Telecommunications Corporation ("China Unicom"). Under the terms of the contract, HAT will provide financial, engineering and technical support for China Unicom's construction and operation of a Public Switched Telecommunications Network (PSTN) in Sichuan province. The 1996 initial project will require approximately US$29.5 million to construct China Unicom's initial PSTN network in the capital city of Chengdu in Sichuan province. AAT expects all regulatory approvals to be obtained and the contracts to become operational within the next several weeks.

PortaCom Wireless, Inc. is engaged in ventures as a developer, financier or operator of companies providing cellular, wireless, and PSTN telecommunications services in selected developing world markets. PortaCom intends to make significant investments primarily in wireless, cellular, PSTN, and long distance networks in order to provide coverage and high-quality service in selected emerging markets. PortaCom's business development strategy is focused on emerging markets in the People's Republic of China and Vietnam.


                              ON BEHALF OF THE BOARD OF DIRECTORS


                              /s/ DOUGLAS C. MACLELLAN
                              ----------------------------------------
                              Douglas C. MacLellan
                              President and CEO


The Vancouver Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.